Exhibit 10.9

Confidential material has been omitted and filed separately with the Commission

INTERXION FRANCE

BAT. 501

Memorandum of Understanding

MEMORANDUM OF UNDERSTANDING REGARDING THE EARLY TERMINATION OF THE

LEASE ON 24 FEBRUARY 2000 AND THE CONCLUSION OF A NEW COMMERCIAL LEASE

BETWEEN THE UNDERSIGNED

ICADE, a public limited company with a capital of EUR 74,995,434.29, with its head office at 35 Rue de la Gare, F-75019 Paris, France, listed in the Commercial Register of the Paris Chamber of Commerce and Industry under number B 582 074 944,

Represented by Mr Antoine Fayet, member of the Executive Committee of the Division in Charge of Commercial Property, duly authorised in this matter,

hereinafter referred to as the ‘Lessor’;

and

Interxion France, a private limited company with a capital of EUR 200,000, with its head office at 45 avenue Victor Hugo, F-93300 Aubervilliers, France, listed in the Commercial Register of the Chamber of Commerce and Industry in Bobigny, France, under number B 423 945 799,

Represented by Mr Fabrice Coquïo, Managing Director, electing domicile at the abovementioned head office,

hereinafter referred to as the ‘Lessee’,

WHEREAS

By private agreement signed in La Plaine Saint Denis (Seine Saint-Denis) on 24 February 2000, the company EMGP, referred to from that date as ‘ICADE SA’, leased to the company Interxion Carrier Hotel, referred to from that date as ‘Interxion France’, premises located in the Northern section, along with an undeveloped plot of land located on the east side of Building 237, referred to since the abovementioned date as ‘Building 501’, located on its Pilier Sud site in Aubervilliers (Seine Saint-Denis), 20 bis rue des Gardinoux and 13/15 rue du Pilier, for a consecutive period of 12 (twelve) years commencing on the 1st of August 2000 and amended by means of the additional clauses 1, 2 and 3; hereinafter referred to as the ‘Lease’.

Under the terms of the Lease, the Lessee shall be authorised to request the Lessor, until 31 December 2008, that the Lease be terminated prematurely and that a new lease be entered into between the parties for a period of twelve (12) years, relating to all the above-mentioned properties under the current financial terms, i.e. EUR 150 per square metre per year, excluding taxes, charges and indexation, plus a fixed charge of 16% of the basic rent not including taxes and charges, as part of the maintenance fees to be paid.

The Lessee, having decided to use the above-mentioned authorisation, has made contact with the Lessor.

In the meantime, in an e-mail dated 18 November 2008, the Lessee disputed, on the one hand, pursuant to the third amendment to the Lease:

•	the payment of a guarantee deposit in lieu of a payment equivalent to three months’ rent payable in advance plus maintenance fees, property tax and French VAT.

•	The indexation date of the rent,

and, on the other hand, the surface area of the Leased Premises.

In an e-mail dated 28 November 2008, the Lessor accepted the Lessee’s requests, and the parties subsequently agreed to resolve the dispute describe above as follows:

•	with regard to the objection to the deposit guarantee, the Lessor agreed to fix an amount of ***

•

with regard to indexation, to accept that the rent payable under the Lease would henceforth be indexed on the date of the anniversary of the Lease, i.e. 10 August 2008, hereinafter referred to as the ‘First Anniversary Date’, and that the rent pursuant to the third amendment to the Lease would be indexed on the date of the anniversary of the abovementioned amendment becoming effective, i.e. 2 June 2009, hereinafter referred to as the ‘Second Anniversary Date’; in order to facilitate invoice management, the two parties expressly agreed that the indexation date for this Memorandum of Understanding would be the 1st of July 2009,

•

with regard to the dispute relating to the surface area, the two parties expressly agreed that the surface area of the Leased Premises comprises 4,323 square metres (3,747 sq. m. + 576 sq. m.), while the plots of land located on the east and north sides of the Leased Premises totalled 1,015 sq. m. (987 sq. m. + 28 sq. m).

It is under these conditions that the parties have agreed this Memorandum of Understanding.

This preamble forms an integral part of this Lease.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS

SECTION 1 - TERMINATION

ARTICLE 1

The parties amicably agree to terminate the Lease prematurely effective 31 December 2008.

ARTICLE 2

The parties agree that the amount paid by the Lessee to the Lessor in respect of rents, payable in advance under the Lease totals             ***             including all taxes (                                     ***                                          will be retained by the Lessor and will serve as

compensation proportionally to the rents referred to in Article 7 of the Special Conditions of SECTION II – LEASE below.

ARTICLE 3

By entering into the new Lease pursuant to SECTION II below, relating to the above-mentioned Leased Premises, the parties agree that the notification of any of the Lessee’s creditors that might benefit from registration or security for the business, as provided for in Section L 143-2 of the French Commercial Code, will not be necessary.

SECTION II - LEASE

SECTION 1 - GENERAL TERMS AND CONDITIONS

CHAPTER I - DESCRIPTION

ARTICLE 1 – PROPERTY

The Lessor hereby leases to the Lessee, which in return accepts, in accordance with Chapter V, Du bail commercial (‘Commercial Lease’) of Section IV of Book 16 (f) of the French Commercial Code and the non-codified articles of Decree number 53-960 dated 30 September 1953, to the extent that these texts are applicable, and under the conditions described in this Lease, the Premises described below.

ARTICLE 2 – DESCRIPTION

The premises to which this Lease applies are described in Section II – ‘Special Conditions’ below (hereinafter referred to as the ‘Leased Premises’); this description is comprehensive in order to ensure that the Lessee cannot claim any entitlement to the Premises or any appurtenances other than those expressly designated.

The Lessee confirms that it is fully familiar with the Leased Premises, including their fittings, having inspected them for the purposes of this Lease, without it being necessary to provide a more detailed description, and it acknowledges, notwithstanding the provisions of Article 1720 of the French Civil Code, that it has approved the Premises in their present condition.

The parties expressly agree that the Leased Premises form a unique and indivisible whole.

ARTICLE 3 – TERM OF THE LEASE

This Lease is agreed and accepted for a period of twelve full, consecutive years that will commence on the date specified below in Section II – Special Conditions.

However, the Lessee shall be entitled to terminate the lease upon the expiry of each three-year period by means of an extrajudicial document, subject to six months’ notice.

The Lessor shall have the same authorisation if it intends to invoke the provisions of articles L 145-18, L 145-21, L 145-23-1 and L 145-24 of the French Commercial Code for the purpose of constructing, reconstructing or raising the existing building, to adapt the additional residential section to this new use or to carry out work as part of a property renovation project or in order to demolish the building as part of an urban reconstruction project.

In the event that the Lease is renewed, the parties expressly agree that, to the extent necessary, if it is renewed for the same period of 12 years, both parties shall be authorised to terminate the Lease upon the expiry of each three-year period, under the conditions specified in paragraphs 2 and 3 of this article.

ARTICLE 4 – INVENTORY OF FIXTURES – DELIVERY OF THE KEYS TO THE LEASED PREMISES

The Lessee shall take possession of the Leased Premises in their present condition, without the need to demand the Lessor to perform any repair work of any kind, remodelling, reconditioning, consolidation, decontamination or fitting that is necessary or may become necessary in the future, including for the performance of its activities, irrespective of the cause, nature and importance, even if such repairs, etc. are related to decay, Notwithstanding the provisions of Article 1720 of the French Civil Code.

An inventory of the fittings will be established by the parties when the Lessee takes possession of the Leased Premises. If, for one reason or another, no inventory of fittings has been prepared, and in particular if the Lessee is in default after due notice of default, the Leased Premises will be deemed to have been leased in perfect condition.

On the date on which the Lease becomes effective, the Lessor will provide the keys to the Leased Premises to the Lessee in order to allow the latter to take possession of the Premises, on condition, however, that the Lessee has provided the guarantee referred to in Article 18 of this Section; a payment equivalent to the first payment of the rent; an authorisation of automatic payment and the corresponding direct debit mandate form (Règlement par Prélèvement automatique/RIB) in order to arrange the following payments, as well as proof of insurance (POI) in accordance with the provisions of this Lease.

In the event of default on the part of the Lessee, the delivery of the keys will be postponed until these payments have been made and documents have been provided, without, however, resulting in postponement of the effective date of the Lease, which shall remain that specified in Section II – ‘Special Conditions’, unless the Lessor prefers to implement the avoidance clause provided for in Article 19 of this Section, without prejudice to the compensation and interest payable by the Lessee.

ARTICLE 5 – DESIGNATION

The Lessee will use the Leased Premises peacefully and in accordance with articles 1728 and 1729 of the French Civil Code, for the exclusive use for which they are designated, as specified in Section II – Special Conditions below.

It is expressly understood that, in the event that the activities performed by the Lessee are subject to administrative approval and/or require authorisation from the authorities, particularly with regard to the regulations applicable to public venues and/or to industrial and commercial sites subject to specific regulations and environmental protection measures (ICPE) and/or the performance of work, this shall be the responsibility of the Lessee, without the latter being able to seek recovery from the Lessor and such that the latter is free from all concerns and responsibility regarding this matter. The above-mentioned work will be subject to Article 7.2 below.

If the Lessee intends to use the Leased Premises for the purpose of changing its use, within the meaning of the provisions under French city planning laws and regulations, it shall immediately repay the Lessor the associated fees and surcharges imposed on the latter in respect of this conversion.

This repayment will not affect the Lessor’s demand that the Lessee immediately cease the activities whose purpose is to convert the Leased Premises into a different type of property, within the meaning described above.

CHAPTER II - RULES AND CONDITIONS

This Lease is entered into under the ordinary and lawful rules and conditions that may apply, particularly those stated below, which the Lessee undertakes to fully and faithfully execute.

ARTICLE 6 – GENERAL TERMS AND CONDITIONS OF POSSESSION

6.1 The Lessor will pay its charges and assume responsibility for any risks and dangers as required and will be responsible for the payment of substantial repair work, as provided for in Article 606 of the French Civil Code, that may be necessary in the leased premises during the term of the Lease.

The Lessee, for its part, shall be responsible for paying its charges and assume responsibility for any risks and dangers, if and where necessary, and shall likewise be responsible for carrying out any work other than that provided for in Article 606 of the French Civil Code (i.e. repair work, reconditioning, change of use or replacement) that is or will be necessary in the leased premises and their appurtenances (such as, if applicable, work related to heating, air-conditioning, ventilation, technical equipment, access control, security systems, electric power, lighting, cables, windows, woodwork and doors, plumbing, lavatories, carpets, ceilings and suspended ceilings, walls, partitions, floors, etc.) irrespective of the cause, nature or significance, even if they are due to decay or a hidden defect, and shall pay these charges and, as often as necessary, ensure the extermination of vermin and insects on the Leased Premises.

Furthermore, in the event that any substantial repair work as referred to in Article 606 of the French Civil Code – which, as a rule, is payable by the Lessor – were to become necessary as a result of failure by the Lessee to comply with its obligations to maintain the premises, as specified above, or as a result of damage caused by the Lessee, its staff or its visitors or otherwise relate to work carried out by the Lessee, as referred to in Article 7.2 below, the Lessee shall bear the costs. The Lessee shall be liable for any damage or loss caused on or to the Leased Premises, even if it is not directly to blame for such damage or loss.

The Lessee shall pay its charges and assume responsibility for any costs, risks and dangers if and where necessary and shall bear the costs of any and all work carried out, as well as for any adjustments, fittings and constructions, in compliance with current or future regulations, particularly those applicable to public venues and/or industrial and commercial sites subject to specific regulations and environmental protection measures (installations classées pour la protection de I’ environnement/ICPE) or relating to hygiene, health or safety, also if they arise from Article 606 of the French Civil Code.

The Lessee shall provide access to the Leased Premises, the service contracts and maintenance contracts (levels 1 to 5 of the FD X 60-000 standard) for any fittings with which the Leased Premises are or will be equipped, and shall have them inspected, in accordance with the terms and with the frequency prescribed in the relevant regulations by an entity approved by the Assemblée Plénière des Sociétés d’Assurances Dommages (association for damage insurance companies, known by the acronym APSAD). The Lessee shall account to the Lessor in order to obtain approval for the insured services, and shall liaise with the Lessor as the work is being carried out, informing the Lessor of any interventions, reports and details related to the repair work immediately upon request.

In exceptional circumstances, the Lessor will perform, at the Lessee’s expense, any maintenance work (levels 1 to 5 of the FD X 60-000 standard) on the fire alarm systems with which the Leased Premises are equipped.

The Lessee accepts that, in the event that it fails to perform the services, inspections and work for which it is responsible, the Lessor will arrange to have them performed on its behalf, one month after the Lessee has failed to comply with a notice of default, except in the event of an emergency, by a company of its choosing, at the sole expense of the Lessee, which shall then be required to repay the total cost to the Lessor, including VAT, including all charges, management fees and compensation, without prejudice to the application of the avoidance clause referred to below.

6.2 The Lessee shall comply with all measures for which it is responsible in its capacity as the manager of the establishment, particularly with regard to security.

6.3 In the event that the leased premises are served by equipment shared with other tenants (e.g. boiler, lift, service lift, etc.), the Lessee, will not be entitled to any reduction of the rent or compensation for malfunction or interruption of the service of the system, irrespective of the duration and the cause of such malfunction or interruption.

6.4 The Lessee shall comply with all regulations, prescriptions and uses of the site on which the Leased Premises are located, including road signs, and any orders prescribed by the Lessor or its agents, particularly by way of circulars, relating in particular to traffic, parking, access, security, the cleanliness of the site and the buildings, the temporary occupation of the surroundings of the buildings or the supervision of the work carried out on the site or inside the buildings.

6.5 The Lessee shall be entitled to join the intercompany restaurant if so desired.

If the Lessee decides to join the intercompany restaurant scheme, it is reminded that this is a social scheme governed by the Employment Code which is subject to tax benefits, particularly the taxation of the price paid by the employees at a reduced VAT rate of 5.5% instead of 19.6% provided that specific conditions are complied with (pursuant to Article 85 to Annex III of the CGI).

To this end, (an) Intercompany Restaurant(s) will be established on the Parc de Portes de Paris site on which the Leased Premises are located.

•	A group of companies that will be using the facilities and the owner of the Leased Premises,

•	An agreement under which the owner agrees to provide restaurant services to the group, with the latter paying a fee and through repayment of charges, duties and taxes.

•	A group catering contract between the group and the catering provider.

Consequently, the Lessor will specify, to the extent necessary, that the group must pay rent in compensation for the premises provided for the operation of an RIE.

This rent shall subsequently be divided among the various participating companies based on an allocation formula which shall be that of the respective number of people joining.

6.6 The Lessee shall select its waste if necessary and place it outside the enclosure of the site on which the Leased Premises are located. In order to do so, it undertakes to sign a contract that is adapted to the volume of its waste in view of its removal and to account for this to the Lessor should the latter so demand. However, the Lessor reserves the right to establish collection points on its site; if such collection points are in place, the Lessor shall deposit its waste at these points.

In the event that any waste is detected in the immediate vicinity of the Leased Premises, the Lessor will remove them at the Lessee’s expense, with the latter being required to repay the costs upon presentation of the invoice. These costs will be shared if there is more than one location involved, with the costs to be paid on a pro rata basis depending on surface area.

6.7 Under no circumstances shall the Lessee be authorised to occupy any premises or common areas other than the premises leased. In particular, it shall not be permitted to place any displays, trays or other objects of any kind and shall not dispose of any materials or goods outside the Leased Premises. The Lessee shall not be permitted to install any awnings, verandas or external blinds of any kind whatsoever. Similarly, it shall not be permitted to apply to the outside of the Leased Property any signs or advertising billboards.

If the Lessor becomes aware of a violation of this clause, it shall be entitled, eight days after a notice of default by registered letter with confirmation of receipt has proved unsuccessful, or without advance notice in the event of an emergency, to carry out the required removal at the Lessee’s expense, with the letter being required to repay the costs upon presentation of an invoice.

6.8 The Lessee undertakes not to exceed the limits for the ground load specified below in Section II – Special Conditions.

6.9 The Lessee shall ensure that the Leased Premises are equipped with furniture, equipment and goods in a quantity and at a value sufficient to pay the rent and comply with the conditions; it shall ensure that the Leased Premises are operated on a continuous basis.

6.10 In addition, the Lessee shall ensure the surveillance and security of the Leased Premises and its goods, furniture, equipment and materials. The Lessor shall not be liable to the Lessee for any difficulty that may arise as a result of the occupation of the Leased Premises by third parties, other tenants or occupants or depositors, particularly in the event of theft or other criminal offences, either by force or otherwise.

The Lessee shall be personally responsible for any insurance related to this issue, with the insurance excluding any direct or indirect recourse against the Lessor and its insurance companies.

6.11 The Lessor shall be authorised to disclose the Lessee’s business name for communication purposes and to show the exterior of the Leased Premises without the Lessee being entitled to oppose this or claim any kind of compensation whatsoever.

6.12 The Lessor shall be authorised to lease or use for its own purposes, in order to conduct the activities specified below in Section II – Special Conditions and without the Lessee being entitled to any compensation in this regard, any areas located in the same building or other buildings owned by the Lessor, either adjacent to or in the immediate vicinity of the Leased Premises.

ARTICLE 7 – WORKS INSTALLATIONS AND FITTINGS

7.1 The Lessor shall be authorised, if necessary, Notwithstanding Article 1723 of the French Civil Code, to carry out any work, whether it be renovation of the areas in the building, access, construction, fittings, etc. on the site as well as in the common areas in the building in which the Leased Premises are located, without the Lessee being entitled to compensation or a reduction in rent and irrespective of the cause, nature, significance and duration of the work.

In addition, the Lessee shall facilitate any work performed by the Lessor in the Leased Premises without demanding any compensation or a reduction in rent, irrespective of the nature, significance and duration of the work, even if the period required for such work exceeds forty (40) days, notwithstanding Article 1724 of the French Civil Code.

However, in the event of work being carried out inside the Leased Property, the parties will consult one another prior to the commencement of the work, except in the event of a clear emergency, to implement solutions designed to reduce, to the extent possible, any disturbance they may cause the Lessee.

The Lessee shall dispose of any casing or decoration and shall generally follow all the instructions provided by the Lessor to facilitate the work to be carried out.

Furthermore, the Lessee shall permit any work that may be executed in the public areas or in the adjacent buildings of which the Leased Premises form part, irrespective of the inconvenience this may cause for the performance of its activities or in entering the Leased Property, without being able to seek recourse from the administrative authorities, the contractor or the neighbouring owners, exonerating the Lessor at all times.

7.2 The Lessee shall not be authorised to carry out on the Premises any construction work or installation work, nor any type of fittings, and shall not be permitted to change them, or their installations, in any manner whatsoever without the Lessor’s express prior written consent, with the Lessor having sole discretion in this decision.

For any requests for authorisation to carry out work, the Lessee shall communicate the following to the Lessor:

•	The plans and detailed technical specifications of the proposed work.

•	The preliminary technical report issued by an approved technical inspection service, if necessary.

By way of exception, it is already authorised to carry out in the Leased Premises the installation and modification of the mobile partition, on condition of prior submission to the Lessor of a description summary of the work to be carried out and the related floor plans, along with the preliminary report issued by a technical inspection agency if necessary, and, furthermore, to bear the costs of any work performed to the interior of the Leased Premises, such as adjustment of the air-conditioning system, ventilation system or the cost of fire protection necessarily carried out by the Lessor at the expense of the Lessee in the manner specified below.

•	In the case of any work to be carried out by the Lessee, either subject to authorisation from or the recommendation of, the Lessor, the Lessee shall:

•	assume responsibility for any certificates and/or authorisations from the authorities that may be necessary, and to present these to the Lessor prior to the commencement of the work.

•

have the work performed by companies in possession of all the required certificates, under the supervision, if necessary, of a project manager approved by the Lessor, as well as a security coordinator.

•

comply with the instructions provided by the Lessor, with the latter not assuming responsibility in any manner whatsoever and the work being carried out under the sole and full responsibility of the Lessee, which shall always be entitled to make reservations provided that these are substantiated by technical or security reasons.

•

bear the sole costs for any direct or consequential damage caused during the performance of the work or following its completion, and to guarantee to the Lessor, if it is investigated in connection with such damage, that the authorisation or recommendation of the Lessor and the approval of the project manager may not in any event result in the Lessor’s liability either between the parties or with regard to third parties.

•

settle in advance with the Leased Company the provisional costs payable by same for carrying out work on the fire alarm system made necessary by the Lessee prior to their commencement, with the costs being set off if necessary based on the actual costs upon completion of the work.

•

prove that it has taken out adequate insurance by presenting a certificate issued by its insurance company, if necessary accompanied by a specific guarantee concerning the existing conditions, and to pay the Lessor any additional premiums related to increased risk.

•	provide the Lessor, upon completion of the work, with the following:

•	Maps of the premises and an updated verification by a person skilled in the art,

•	The final report issued by the technical inspection agency if necessary.

The Lessee shall, as part of its contribution to the costs incurred by the Lessor for the inspection and the instruction for authorisation requests, pay the Lessor, immediately upon request, an amount of EUR 1,500 excluding tax in the event that the planned work makes it necessary to obtain authorisation from the authorities, and EUR 500 excluding tax for any other work. These amounts shall be effective from 1 January 2003 and shall be reviewed on the 1st of January of each calendar year, however only in the event of an increase from the previous review, based on the INSEE index for construction costs; the basic index used is that for the second quarter of 2002, i.e. 1 163, and the review index against which it will be compared on the 1st of January shall be that of the same calendar quarter of the calendar year preceding the review.

The Lessee shall carry out, as necessary, any repair work, reconditioning, reconstruction, consolidation and replacement, including any major repair work referred to in Article 606 of the French Civil Code, that may be required during the construction, installation and fitting carried out, such that they will be in perfect condition at all times.

The Lessee shall repay the Lessor for any contributions and taxes relating to construction, installation and fitting executed by the Lessor in the Leased Premises, in the event that they are collected for tax purposes in the name of the Lessor.

Any changes in relation to the work carried out by the Lessee, including the cancellation of all or part of such work, shall require the express prior consent of the Lessor.

Upon expiry of this Lease, due to expiry of the term agreed or due to termination for any reason whatsoever, any construction and installation work, any fitting and generally any work carried out to improve the premises by the Lessee as well as, if necessary, any work imposed by the statutory provisions or regulations, shall become the property of the Lessor, without any compensation being payable and the rent already being fixed, unless the Lessor prefers to demand that all or part of the Leased Premises be transferred in its original state at the expense of the Lessee, even for the work that has been expressly authorised.

ARTICLE 8 – SITE INSPECTIONS

The Lessor shall be authorised to enter the Leased Premises in order to inspect their condition and to verify that the clauses, rules and conditions under this Lease are being complied with, as well as to perform its management duties in its capacity as the owner of the property, such as for the performance of its work or the marketing/advertising of the Leased Premises.

The Lessor shall notify the Lessee prior to exercising its right to inspect the premises at least 48 hours in advance, except in the event of a clear emergency.

If, during such inspections, the agents or representatives of the Lessor note that the Lessee has failed to comply with its obligations under the Lease, the Lessee will be informed of this by registered letter with confirmation of receipt, specifying what measures it must take and the period within which it must do so.

In the event that the Lessee delays implementing the measures prescribed in the manner above, the Lessor will, at its discretion, one month after the Lessee has failed to comply with a notice of default, except in the event of an emergency, arrange for the work to be performed on behalf of the Lessee by a company of its choosing. The costs of such work shall be borne fully by the Lessee, which shall be required, in such an event, to reimburse the costs to the Lessor, including VAT, management fees and charges, upon presentation of an invoice, without prejudice to the application of the avoidance clause below.

ARTICLE 9 – INSURANCE AND RECOURSE

The Lessee shall be responsible for purchasing insurance against fire and any explosions, as well as against water damage, floods and the clogging of sewers and pipes, and to do so from insurance companies that have proved to be solvent and, for a sufficient amount, for insuring the installations, constructions and fittings carried out by the Lessee in the Leased Premises, the equipment and goods inside the Leased Premises, as well as the financial consequences of the civil liability in tort it may assume in particular with regard to its neighbours and any third parties.

The Lessee shall maintain these insurance policies for the entire term of this Lease and shall adjust them as necessary and pay the premiums and fees when they are due.

In the event of a disaster, the Lessee shall not seek recovery, either directly or indirectly, from the Lessor, its employees and its insurance companies, and shall ensure that such a waiver is likewise included in the insurance policies of its own insurance company.

Upon the demand of the Lessor or any of its agents, the Lessee shall provide evidence of compliance with its obligations with regard to insurance by providing up-to-date Proof of Insurance (POI).

The Lessor, for its part, shall guarantee the financial consequences of the civil liability it may incur in its capacity as owner, and will insure the immovable property section of the Leased Premises, including the immovable fittings and installations with which they are equipped, from the effective date of this Lease, against risk related to fire, explosion and water damage through an insurance company that has proved to be solvent, and will maintain this insurance for the entire term of the Lease.

Vice versa, it will likewise renounce any recourse to exercising rights against the Lessee. its employees and its insurance companies in this regard, and will ensure that a waiver is included in the insurance policies by its own insurance companies.

In return, the Lessee undertakes to repay the Lessor each year its portion of the premium and the additional premium arising from the policy taken out by the Lessor.

Furthermore, if necessary, the Lessee shall reimburse the Lessor for any additional insurance premiums resulting from its occupation of the Leased Property.

ARTICLE 10 – SUBLETTING. TRANSFER OF THE LEASE

10.1 Without the express written consent of the Lessor, the Lessee shall not be permitted to make any part of the Leased Premises available in any form whatsoever, either by subletting it or through lease management, nor shall it be entitled to transfer its rights under this Lease, including by means of capital contribution.

10.2 However, it shall be authorised to transfer all its rights under this Lease to the party acquiring its business, under the following conditions:

•	The Lessee must have fulfilled payment of its rents, charges and additional fees.

•

The potential transferee shall present evidence of its solvency. This evidence shall be assessed on the basis of the quotation issued by the French Central Bank, where, if the activity quote is F, G, H, J, N or X or if the credit quote is higher than 5, the potential transferee will not be deemed solvent, and the transfer may consequently not be effected. In order to allow the Lessor to verify that the potential transferee meets this requirement, the Lessee shall provide it with the quotation issued by the French Central Bank prior to signing the deed of transfer.

•

The Lessee shall notify the Lessor by registered letter or by means of an extrajudicial document of the main conditions of its transfer project at least 15 working days in advance, and shall specifically provide:

•

A list, along with adequate evidence, of the tangible and intangible assets of the business that forms the object of the transfer project, allowing it to assess the facts of the transfer of the Lessee’s business.

•	The date on which the transferee would take possession,

•	Turnover and the financial results for the three financial years preceding the transfer,

•	The price of the transfer, including its distribution between the tangible and intangible assets.

•

Under the same conditions specified by the Lessee in the application of b) above, the Lessor will have a right of first refusal to acquire the Lessee’s business itself or, alternatively, by exercising this right of first refusal for any company of its choosing.

The Lessor shall be entitled to a period of fifteen (15) days, commencing on the date of receipt of the notification from the Lessee in the application of b) above before announcing its intention.

In the event that the Leasing Company fails to respond within a period of fifteen days or if the Lessor has expressly waived the right of first refusal, the Lessee shall be entitled to transfer its business, with the reservation referred to under a).

It must be noted that the conditions described above will remain in full force and effect in the event that the transfer of the Lessee’s business includes the right to this Lease, as part of liquidation proceedings on behalf of the Lessee. In such an event, the Lessee and, if necessary, its receiver or liquidator, shall verify the solvency of the potential transferees in accordance with the criteria defined above, and, in any event, shall summon the Lessor within a reasonable period to appear before the competent district court designated to render a judgment on the transfer project.

If the above provision is not complied with, the Lessor will deem the transfer to be non-enforceable, and the Lessor shall retain the right to investigate the personal liability of the Lessee and/or its receiver or legal liquidator.

10.3 In the event of a transfer, the transferor shall remain jointly and severally liable for its transferee and, if necessary, for all subsequent transferees, in relation to the payment of the rent fixed below, any compensation for occupation due if applicable, any charges and additional charges and the corresponding value-added tax (VAT), as well as for the full performance of the clauses, rules and conditions of this Lease, for the remaining term of the Lease on the date of the transfer and, if this term is less than three years, for a minimum of three years following the date of the transfer.

In addition, and subject to an overriding condition, the transferee shall, jointly with the transferee, be liable for all its overdue rents preceding the transfer, and the Lessor shall be entitled to institute proceedings against the transferor or transferee for the payment of overdue rents, charges and additional charges.

10.4 Any transfer project that is subject to inspection by the Lessor, as indicated above, will require a payment, in respect of management fees, of a fixed participation fee of EUR 1,000 excluding tax, which the Lessee shall be required to pay the Lessor upon the presentation of an invoice. This amount shall be effective from 1 January 2003 and will be reviewed on the 1st of January of each calendar year, however only in the event of an increase from the previous review, based on the INSEE index for construction costs.

The basic index shall be that for the 2nd quarter of 2002, i.e. 1,163, and the review index to which it will be compared on the 1st of January will be that for the same quarter of the year preceding the review.

10.5 Any transfer shall be verified by means of a deed of transfer for which the Lessor will be requested to grant its approval, by notification sent at least twelve (12) days in advance. The above-mentioned deed of transfer shall specify that the transferor and the transferee will be jointly and severally liable for the rent, compensation for occupation, charges, additional charges and taxes as provided for in Article 10.3 above.

The transfer, as well as any financial contribution, shall be specified to the Lessor under the terms of Article 1690 of the French Civil Code, without any charges being payable by the Lessor; this specification shall include, as an annex, a copy of the deed of transfer.

ARTICLE 11 – TRANSFER OF THE PREMISES

The Lessee shall transfer the Leased Premises in such a condition that they do not cause any nuisance or present any danger or inconvenience to the neighbouring tenants, to health, security, public health or the protection of nature and the environment.

Prior to vacating the premises, the Lessee, prior to any removal, even partial, of the movable property, equipment and materials, shall have paid all the rent instalments and additional charges by presenting proof of payment of the contributions owed, both for the years passed and for the current year.

The Lessee shall transfer the Leased Premises no later than the expiry date of this Lease and in good condition in accordance with the provisions above, particularly articles 6.1 and 7.3 of this Section.

In this respect, it is agreed that the Lessor and the Lessee shall, in the presence of both parties:

•

perform a preliminary inspection of the Leased Premises approximately three (3) months prior to the expiry of the Lease (with the period being reduced in the event of an emergency); during this inspection, the Lessor shall be authorised to perform any type of check, test, survey, analysis and appraisal (particularly of the floors and groundwater levels) in order to verify that the Lessee has been complying with the obligation specified in the first paragraph of this Article; the Lessor will subsequently inform the Lessee of the work it will be carrying out prior to the transfer.

•	A final inventory of fixtures will be carried out on the date the keys are returned.

In the event that this final inventory of fixtures requires work to be carried out at the Lessee’s expense in the performance of this Lease, the Lessee shall be required to pay or reimburse the costs of the related work upon the presentation of a cost estimate and, for the estimated period that this work is carried out, shall pay compensation equivalent to the contractual rent, plus charges and additional fees, without prejudice to any damages and interest.

The dates of the preliminary inspection and of the final inventory of fixtures shall be fixed by agreement between the parties. If they fail to reach agreement on a date, the preliminary inspection will be carried out by the Lessor alone and the final inventory of fixtures shall be prepared on the expiry date of the Lease. In the event that the Lessee is not present for the final inventory of fixtures, such an inventory shall be performed in the presence of a bailiff, who may be assisted by a locksmith in order to facilitate entry to the Leased Premises. The corresponding costs shall be borne entirely by the Lessee.

Notwithstanding the return of the keys, the Lease will remain in effect until the expiration date provided for in this Lease, with the remaining rent remaining due until that time.

No later than three months prior to the date of the transfer of the Leased Premises or on the expiry date of the Lease if the former precedes the latter, the Lessor will present the final settlement, based on a fixed estimate for invoices to be received, and will repay the Lessee the security deposit pursuant to Article 18 below, deducting any amounts that may be due in the performance of this Lease.

CHAPTER III - FINANCIAL OBLIGATIONS

ARTICLE 12 – RENT

This Lease is agreed and accepted on the condition of the annual rent the amount of which is specified in SECTION II - SPECIAL CONDITIONS below, which will change in accordance with the terms provided for in Article 13 below.

In the event that the lease is renewed, the parties shall convene, at the initiative of either party, in order to determine in consultation the amount of the new rent based on the market letting value, without, in any event, this amount being lower than that of the previous rent applicable during that period.

In the event that this market letting value is based on square metres, it will apply to the surface area of the Leased Premises defined under this Lease by the interior surface area of the aforementioned Leased Premises (private area), calculated from wall to wall parametric to one metre of floor, plus, in the event that the leased premises are located in a building with shared areas, the share of those shared areas on a pro rata basis to the private surface areas of the Leased Premises in relation to the total surface area of the private areas of the building. The shared surface areas, which are likewise calculated from wall to wall, parametrically, at 1 m from the floor if possible, include all the areas used jointly by the tenants or by groups, such as the technical areas, the landings and the reception hall.

The market letting value is established exclusively by comparing the rents discussed between the parties with a lease for premises comparable to the Leased Premises, based on location, construction quality, functionality, access to various services and to technical equipment and machinery, and is not fixed by the court.

In the event that the parties fail to reach agreement in the subsequent months, their dispute will be settled by recourse to arbitration under the conditions stated below.

•

By mutual agreement, the Lessor and the Lessee shall designate, within a period of 15 days, an arbiter included in the ‘Estimates’ (Estimations) section of the list of experts approved by the French Supreme Court of Judicature. In the event that the parties fail to reach agreement regarding the identity of a single arbiter, each of the parties shall designate, within 15 days after establishing that there is a dispute, an arbiter likewise included on the aforementioned list; these two arbiters will, within 15 days after submission of the second arbiter, designate a third arbiter without the intervention of the parties. In the event that either of the parties has failed to designate an arbiter within the required period, the other party shall arrange to have one designated by the president of the Superior Court in the city where the Leased Premises are located.

•

If the parties approve his choice, the sole arbiter, or, the committee of three arbiters designated in accordance with the terms below, shall suspend the new rent in accordance with the rules cited in the third and second paragraphs of this article, and submit his or its report within a period of 90 days following the date of his/its nomination. The parties shall be irrevocably bound by this report and the report shall not be open to appeal.

•	The arbitration fees shall be borne by the parties, with each party paying half.

It is agreed that, in the event that the above arbitration clause is not legally valid, the new rent shall be fixed, in the event that the parties fail to reach agreement, in accordance with the standard rules of procedure, based on the market letting value, without this amount, in any event, being less than the amount of the previous rent applicable during the aforementioned period, and in accordance with the provisions of the 2nd and 3rd paragraphs of this article.

ARTICLE 13 – INDEXATION CLAUSE

The rent shall automatically be adjusted each year on the date this Lease was signed or on the date it becomes effective if it was signed prior to that date, however only in the event of an increase in proportion to the fluctuations in the quarterly index for construction costs published by INSEE.

The comparative index shall be the last known index for the calendar quarter specified in SECTION II – SPECIAL CONDITIONS prior to the indexation and the basic index for the same quarter of the previous year.

In the event that the index is modified or replaced, the new index will replace the old index by operation of law under the terms and in accordance with the related coefficients published by INSEE. Failing the above, the replacement index will be determined by an expert designated by the President of the Superior Court in the city where the Leased Premises are located following a request by either party, with the charges and fees imposed by the expert being shared by the Lessor and the Lessee, each party paying half.

In the event that the index maintained or that which has replaced it is not yet known at the appropriate time, the rent will be deducted and paid provisionally based on the rent arising from the last implementation of this indexation clause.

It is expressly stipulated that this indexation clause constitutes a vital and overriding condition of this Lease without which it cannot be concluded.

ARTICLE 14 – CONTRIBUTIONS, DUTIES AND TAXES

Commencing exactly on the effective date of this Lease, the Lessee shall pay the contributions and taxes payable by same and shall provide proof of payment to the Lessor immediately upon request and, in particular, upon termination of the Lease, prior to moving its property.

The Lessee shall repay to the Lessor any current and future duties, contributions, taxes and fees of any kind to which the Leased Premises are or may become subject, property tax and annual tax payable by companies, commercial premises and warehouses, with the rent being clear of duties and taxes.

If necessary, it is reminded that this concerns a repayment, which shall be effected by the Lessee based on the amounts contributed by the Lessor and particularly with regard to the situation of the Leased Premises on a site containing multiple buildings.

In the event that the costs are divided among the various tenants, this will occur on a pro rata basis based on the leased surfaces.

In this regard, the Lessee shall pay the Lessor, at the same time as the rent, a quarterly fee the amount of which is established below in SECTION II – SPECIAL CONDITIONS. In the event that the lease began during the course of the calendar quarter, it shall be payable on a pro rata basis on the first day the premises are let.

Settlement with each of the final repayments due will occur at least once per year when the tax/administrative fees will be known, with the above-mentioned provision changing accordingly depending on this.

In the event that the letting value of the leased areas and/or the constructions, installations and fittings carried out on site by the Lessee or its representatives are maintained in the tax base of the Lessor in respect of business tax, the Lessee shall immediately reimburse the Lessor the portion corresponding to the business tax levied on behalf of the latter. The same applies to any contributions and additional and/or substitute taxes.

ARTICLE 15 – CHARGES

The Lessee shall repay the Lessor its share of any and all services, charges and additional fees, both current and in the future, irrespective of their nature and significance, relating to the common sections or shared equipment on the site and the site on which the Leased Premises are located, as well as to the Leased Premises, with the Lessor receiving the rent clear of all fees and charges.

15.1 Private charges

These charges include services related to liquids and energy (e.g. electric power, gas, water, fuel, including heating fuel, air-conditioning, etc. of the private sections) utilised by the Lessee in the leased premises.

In the event that the installation allows the Lessee to take out open policies for these services directly, it will pay this to the relevant organisations promptly, in such a manner that there will never be any reason for the Lessor to investigate or be concerned about this issue.

Should the opposite occur, then the Lessee shall reimburse the Lessor for these charges, in accordance with the index relevés aux compteurs, its share as calculated on a pro rata basis for the occupied surfaces that are being supplied.

In this regard, the Lessee shall pay the Lessor, at the same time as the rent, a quarterly fee the amount of which is established below in SECTION II – SPECIAL CONDITIONS. In the event that the lease commences during the course of the quarter, it shall be payable on a pro rata basis on the first day the premises are let.

Since settlement with the final amount will occur at least once per year, the above provision will vary depending on the final amount due.

15.2 Maintenance fees

These fees include all expenses relating to the common areas and common equipment on the site or a section of the site as well as to the building if this is used by other tenants, on which the Leased Premises are located, including maintenance and cleaning of the shared sections, roads and green spaces, the consumption of energy and fluid for the shared spaces and equipment, the maintenance work performed on the shared equipment (levels 1 to 5 of the FD X’60-000 standard), security and the general description of the site, the management fees based on a fixed amount equivalent to 3.5% excluding taxes and private and common charges, along with duties, taxes and contributions excluding taxes, as referred to in Article 14 above.

In this regard, the Lessee shall pay the Lessor, in addition to the rent established above, at the same time, a fixed amount equivalent to 18% (eighteen per cent) excluding taxes of the amount of the aforementioned rent, not including taxes.

ARTICLE 16 – VALUE ADDED TAX (VAT)

Since the building is subject to value-added tax (VAT), the rent, charges and services and generally any amount payable to the Lessor in the performance of this lease will be subject to VAT. This also applies to substitute, additional or related tax that may arise.

ARTICLE 17 – TERMS OF PAYMENT

17.1 Deduction

The rent, the provisions for reimbursement of the charges, duties, taxes, additional charges and the associated value-added tax (VAT), shall be payable in advance on a quarterly basis on the first day of the calendar quarter, and the charges, duties, taxes, etc. will be settled at least once pear year, by direct debit from the Lessee’s bank account.

If the tenancy commences during the course of the calendar quarter, these amounts shall be payable from the effective date of the Lease on a pro rata basis until the end of the quarter. If the tenancy ends during the course of the quarter, the amounts shall be payable from the first day of that quarter on a pro rata basis until the end of the leasing period.

Consequently, the quarterly rent invoices, provisions for the repayment of charges, duties and taxes, additional fees and the associated value-added tax (VAT) shall be deducted at the beginning of the first month of the relevant quarter, while the interim invoices such as settlement of charges, duties and taxes will be deducted with the quarterly deduction of the payment following that of the issuance of the interim invoices.

To this end, the Lessee shall provide the Lessor on that day with a direct debate mandate on its bank account. The above-mentioned direct debit mandate form, along with a bank statement of the Lessee, is appended to this Lease (Annex 4).

17.2 Objections

In the event that the Lessee objects to the amount, either in whole or in part, of the invoiced amounts, it shall notify the Lessor in writing, stating the reasons for its objections, no later than eight days following receipt of the first notice of default sent by the Lessor by registered letter with confirmation of receipt, in any manner it chooses that allows for verification of reception (e.g. telefax, registered letter, extrajudicial document, etc.) It is expressly understood that, if the Lessee fails to comply with the above, it shall not be able to submit any objection of any kind and the amounts invoiced shall be definitely due and payable.

The Lessor will therefore require that the Lessee provide it with a full explanation and/or written evidence as regards the invoiced amounts to which it objects.

In the event that the parties fail to reach an amicable agreement regarding this objection, the Lessee shall request the competent court no later than two months following the receipt of the first notice of default sent by the Lessor by registered letter with confirmation of receipt as specified above, at the risk of foreclosure. Consequently, if, during this period, the Lessee fails to take action, it will be deemed to have withdrawn its objection, and the corresponding amounts will be deducted from its account.

17.3 Imputation of the regulations

Notwithstanding articles 1253 et. seq. of the French Civil Code, the imputation of the regulations implemented by the will be made in the following order:

•	Settlement or reconstitution of the guarantees referred to in Article 18 below,

•	Late-payment interest referred to in Article 17.4 below,

•	Collection costs and procedural costs referred to in Article 19 below,

•	Labour costs charged to the Lessee as advanced by the Lessor, in the application of articles 6.1, 7.2, 8 and 11 below,

•	Any other amounts, with the oldest invoices being payable first.

17.4 Late-payment interest

In the event that payment remains outstanding, the Lessee shall immediately remedy the situation through payment by cheque, made payable to the Lessor’s head office for the amount outstanding or, in the event of a substantiated objection, subject to the conditions specified below, of the amount that is not being disputed.

In the event that the full amount payable by the Lessee in the performance of this Lease has not been received by the due date, the Lessee will incur, by operation of law and without notice of default, statutory interest at a rate of 5 points, to be calculated from the due date, without prejudice to the application of the avoidance clause stipulated in Article 19 below.

ARTICLE 18 – GUARANTEE

In order to ensure that all the Lessee’s obligations of any nature arising from this Lease are complied with, the Lessee undertakes to provide the Lessor with a guarantee. At the Lessee’s choice, this guarantee may be provided in any of the forms specified in SECTION II – SPECIAL CONDITIONS:

•	A cash payment of an amount equivalent to three months’ rent excluding tax, plus maintenance fees excluding taxes,

•

The provision of an autonomous bank guarantee immediately upon the Lessor’s request, issued by a first-rate financial institution, in accordance with the model included in the annex, representing six months’ rent plus maintenance fees and value-added tax (VAT).

This guarantee shall be provided by the Lessee to the Lessor on the date of signing this Lease. In the event that the Lessee has chosen to provide a bank guarantee, it shall provide this guarantee within one month of the date this Lease is signed; pending the provision of the guarantee, the Lessee shall transfer to the Lessor an amount equivalent to three months’ rent plus maintenance fees excluding taxes, which the Lessor will repay the Lessee upon receipt of the bank guarantee in accordance with the model included in the annex.

The amount of the guarantee referred to above is defined in accordance with the quotation issued by the French National Bank (Banque de France) in relation to the Lessee, for an activity rating of A, B, C, D or E and a credit rating less than or equal to 5.

Consequently, in the event that for the signing of this Lease the Lessee has not been rated by the French National Bank or if it has an activity quote of F, G, H, J, N or X or a credit quote higher than 5, it shall be required to provide an additional guarantee (i.e. in addition to that described above), representing three months’ rent plus maintenance fees and excluding taxes.

In order to allow the Lessor to verify that this requirement is being complied with, the Lessee shall be required to provide it with an original copy of the quote issued by the French National Bank, no later than the month following the month of the signing of this Lease.

Furthermore, the Lessee shall provide, during the term of the Lease, a guarantee in addition to the one described above, representing three months’ rent excluding taxes and plus maintenance fees not including taxes, to the Lessor’s satisfaction in the event of an incident or late payment in the six months following a first notice of default by registered letter with proof of confirmation or by means of an extrajudicial document.

The amount of this guarantee may, at the discretion of the Lessor, be paid in whole or in part at any time during the term of this Lease or upon its expiry together with all other amounts payable by the Lessee to the Lessor of any kind whatsoever. Particularly in the event of liquidation proceedings, compensation will be payable by operation of law with retroactive effect on the first day of the proceedings, taking priority along with the claims arising prior to that date.

Furthermore, once this amount has been provided by way of security, it will be allocated to the Lessor above all other claims, if preferred.

In the event of compensation during the term of this Lease, the Lessee shall immediately repay the amount paid, in order that the guarantee remain in place, without discontinuity during the entire term of the Lease, for an amount likewise equivalent to the amount fixed above.

This amount shall be increased at the same time and in the same proportion as the rent each time the latter is modified, with the difference being payable when the first modified term becomes effective.

The Lessor will retain this guarantee for the entire term of the Lease and will return it to the Lessee at the end of the tenancy, after the Lessee has cleared the premises and returned the keys and after all amounts payable to the Lessor of any kind whatsoever have been deducted, along with any amounts for which the Lessee may be held liable in accordance with the imputation to be determined by the Lessor.

No interest shall be payable.

In the event that the Lease is terminated due to non-fulfilment of these conditions for any reason whatsoever arising from the Lessee other than where the latter provides notification prior to a date and under the conditions provided for in this Lease, and irrespective of the term of the lease remaining at that time, without prejudice to any rents falling due or to fall due, the Lessor will retain the guarantee in respect of damages, without prejudice to the rents falling due or to fall due and without prejudice to the work charged to the Lessee.

CHAPITRE IV - OTHER CLAUSES

ARTICLE 19 – AVOIDANCE CLAUSE

In the event that the Lessee fails to meet the contractual due date for a single rent instalment or of any charges or additional charges, including the associated value added tax (VAT), as in the case of non-fulfilment by the Lessee for any reason whatsoever and any charges and conditions under this Lease that are in full force and effect, regardless of the prejudice that may arise for the Lessor, this Lease shall be terminated by operation of law at the discretion of the Lessor, without needing to file any legal claim, one month after a demand for payment has not been complied with or the Lessee fails to take action following a warning letter, and the eviction of the Lessee can be effected through a temporary injunction issued by the President of the Superior Court in Paris, which the parties have expressly designated as the competent court. The court will ascertain solely the implementation of the avoidance clause, with the aforementioned temporary injection being executor irrespective of appeal.

The beneficiary of the avoidance clause referred to in the payment orders or warning letters delivered by the Lessor may only be invoked by the latter.

Any expenses incurred by the Lessor in ensuring that the Lessee complies with its obligations, such as cost of deeds and bailiff’s fees relating to payment orders, demand letters, reports on infringements committed by the Lessee, garnishment, etc. shall be reimbursed in full by the Lessee to the Lessor upon presentation of invoices, as included in the annex, for expenses incurred in this respect.

Furthermore, in the event of any legal act initiated by the Lessor against the Lessee in order to ensure that this Lease is complied with, the Lessee shall be required to contribute to the procedural costs for the equivalent of 10% of the amount due, subject to a minimum of EUR 1,000 excluding taxes; this minimum amount shall become effective on the 1st of January 2003 and shall be reviewed on the 1st of January of each calendar year, however only in the event of an increase from the prevision review, based on the INSEE index for construction costs. The basic index used will be that for the 2nd quarter of 2002, i.e. 1,163, and the review index against which it will be compared on the 1st of January will be that for the same calendar quarter of the year preceding the review.

The Lessee’s subsequent offer to pay in arrears or to comply with the conditions of the Lease will not prejudice the application of this Lease.

In that event, the amount paid as a guarantee, as provided for above, shall remain with the Lessor by means of initial compensation, without prejudice to any other damages and interest due.

ARTICLE 20 – INFORMATION PROVIDED TO THE LESSOR

The Lessee undertakes:

•

to provide evidence to the Lessor that it has obtained all the administrative statements and authorisations from the authorities to perform its activities in the Leased Premises, particularly with regard to the regulations governing public venues and/or industrial and commercial sites subject to specific regulations and environmental protection measures and to forward the Lessor copies of these statements and/or authorisations,

•

to inform the Lessor of any changes in its articles of association (i.e. amendment, a change in the company’s designation, business name, head office, etc.), along with any substantial changes in the company’s capital during the month that it occurs,

•	to provide a copy of its balance sheet immediately upon request,

•	to communicate, in the manner provided for in Article 1690 of the French Civil Code, information regarding any merger the Lessee enters into.

•

to inform the Lessor of any proceedings initiated against it, amicable preventive settlement procedures, financial recovery or liquidation within fifteen (15) days of the commencement of such an event,

•

upon the expiry of this Lease, to provide documentary evidence to the Lessor that it has complied with all administrative formalities, particularly those required for the regulations applicable to industrial and commercial sites subject to specific regulations and environmental protection measures (ICPE), related to the termination of the activities performed by the Lessee in the leased premises.

ARTICLE 21 – AMENDMENTS – ALLOWANCES – INDIVISIBILITY

Any amendments to this Lease shall result only in a written document in the form of a bilateral deed or an exchange of letters.

Such amendments may not, in any event, be effected without the consent of either party even when related to details regarding frequency and duration, the Lessor and the Lessee shall remain entitled at all times to demand the strict application of the clauses and stipulations that are not the subject of an express or written amendment.

All the Lessee’s legal successors and all individuals liable for payment and required to comply with the performance of this Lease are jointly and severally liable for compliance with the obligations arising from this Lease.

ARTICLE 22 – CHOICE OF DOMICILE AND COMPETENT COURT

For the performance of this Lease, the Lessor elects domicile at its head office as specified above; the Lessee elects domicile at the leased location.

For any legal proceedings related to the interpretation, performance and termination of this Lease, the parties have designated the Superior Court in Paris to be the competent court, including in the event of multiple respondents and/or the introduction of third parties into the proceedings.

SECTION II - SPECIAL CONDITIONS

The special conditions of this Lease are designed to specify the general conditions in the event that it becomes necessary to add to, amend or replace any of these conditions. The conditions shall be strictly interpreted. In the event of a conflict between the Special Conditions and those of the General Terms and conditions, the Special Conditions shall prevail.

1.- DESCRIPTION

At its sites at Pilier Sud a Aubervilliers, 20 bis rue des Gardinoux and 13/15 rue du Pilier, premises located on the north side of Building 501, with a total surface area of 4,323 square metres, as well as plots of land situated on the east side and the north side of the aforementioned building, with a total surface area of 1,015 square metres; the Leased Premises are displayed on the map appended to this document (Annex 1).

2.- REFERENCE DATES

2.1 Effective date

This Lease shall take effect on the 1st of January 2009.

2.2 Term

Upon the Lessee’s express request, and by way of application of the provisions of Act no. 85-1408 of 30 December 1985 included in Article L 154-4 of the French Commercial Code, the Lessee expressly relinquishes its right to give notice of termination upon the expiry of the first three-year periods, i.e. prior to the end of the 12th year.

Consequently, in the event that this Lease is terminated prior to the expiry of its twelfth year, for any reason whatsoever, the Lessee shall immediately pay the Lessor an amount equal to the total amount in rents and charges accumulated plus value added tax (VAT) at the rate in force during the remaining period of the Lease until the expiry of the twelve years.

The Lessor shall remain authorised to give notice of termination to the Lessee upon the expiry of each three-year period, doing so by means of an extrajudicial document, at least six months before it intends to invoke the provisions of articles L 145-18, L 145-21, L 145-23-1 and L 145-24 of the French Commercial Code in order to construct, reconstruct or raise the existing building, to adapt the use of the additional residential section to this use or to perform work prescribed or authorised as part of a property restoration project or, in the case of the demolition of the building, as part of an urban renovation project.

3. USE

The premises that form the object of this Lease are designated primarily for use as a warehouse and as a support office.

Under the Lease, the Lessee shall be authorised to use the premises for its activity of providing services related to telecommunications equipment and installation, facilitating connections between telecommunications network operators and providing technical support to telecommunications companies, as well as any services related to these activities and, in this context, Notwithstanding Article 10.1 of Section I – General Conditions above, to make the aforementioned premises available to its clients.

The Lessee certifies that it has obtained all the administrative authorisations necessary for the performance of its specific activity and, in particular, that it has received the declaration pursuant to industrial and commercial sites subject to specific regulations and environmental protection measures, as described in Annex 7 (prior to being communicated by Interxion)

The maximum load for leased areas is 1,000 kilograms per square metre, based on an equally divided load. The Lessee undertakes not to exceed this maximum.

4. TAX REGIME

VAT

5. BASIC ANNUAL RENT

These premises are agreed and accepted based on an annual rent of                          ***                                                                                                                    excluding taxes and     *** charges, which amount breaks down as follows:                                                                       5.1                                                  ***                                                  for the

premises,

5.2 and                                                             ***                                                                   for the plots of land located on the eastern and northern sides.

The rent due in this respect is not subject to the maintenance fees referred to in Article 15.2 of SECTION I – GENERAL CONDITIONS above and Article 6.2 below, and is also not included in the calculation base for the calculation of property tax, as referred to in Article 14 of SECTION I – GENERAL CONDITIONS above and Article 6.3 below.

6. REPAYMENT OF CHARGES, DUTIES AND TAXES

6.1 Repayment of private charges

Notwithstanding Article 15.1 of SECTION I – GENERAL CONDITIONS above, the Lessee shall not be required to repay private charges.

6.2 Repayment of maintenance fees

Notwithstanding Article 15.2 of SECTION I – GENERAL CONDITIONS above, for the maintenance fees a fixed amount will be invoiced equivalent to 16% (sixteen per cent) excluding taxes per quarter; this applies solely to the rent excluding tax referred to in Article 5.1 above.

6.3 Repayment of property tax

The provision for the repayment of property tax is fixed at EUR 23,445 (twenty three thousand four hundred forty five euros) excluding tax per quarter, relating exclusively to the rent excluding tax referred to in Article 5.1 above.

6.4 Payment of the annual tax for offices, commercial premises and warehouses

Notwithstanding Article 14 of SECTION I – GENERAL CONDITIONS above, the payment of the annual tax for offices, commercial premises and warehouses will be effected once, prior to the 1st of March of each year for the current year, and on 1 March 2009 for the first time pursuant to this Lease.

7. GUARANTEE

7.1 Notwithstanding the provisions of Article 18 of SECTION 1 – GENERAL CONDITIONS above, it must be noted that the Lessee has been discharged of the requirement to provide the above-mentioned guarantee for the purpose of this Lease, on condition that all amounts payable to the Lessor are paid promptly. In the event of default of payment or late payment of the above-mentioned amounts, the Lessor shall be authorised to demand that the Lessee provide the above-mentioned guarantee under the conditions specified in Article 18 above.

By consequence of the above, the Lessee shall pay, under the Lease, as advance payment, an amount equivalent to three months’ rent plus maintenance fees, property tax and VAT in order that, by express agreement between the parties, the Lessor shall at all times retain an amount equivalent to three months’ rent plus maintenance fees, property tax and VAT.

Currently, this amount should total             ***             including all taxes                                  ***                                                                                       ; however, the Lessee retains only ***     an amount of                 including all taxes                                                               Consequently, the Lessee shall then be required to settle the difference, i.e. the amount of ***                         including all taxes                                                                      ***                         upon receipt of the invoice.

8. REFERENCE INDEX

Notwithstanding the stipulations of the indexation clause stipulated in Article 13 of SECTION I – GENERAL CONDITIONS above, the INSEE index used shall be that for the third quarter of 2008; the indexation date fixed by mutual agreement between the parties will be the 1st of July 2009.

9. DEVIATING CONDITIONS

9.1 Notwithstanding Article 4 of SECTION 1 – GENERAL CONDITIONS above, the parties have agreed to establish an inventory of fittings no later than fifteen days following the effective date of this document. In addition, it is hereby stated, to the extent necessary, that the Lessee is already in possession of the keys.

9.2 Notwithstanding Article 17.1 of SECTION 1 – GENERAL CONDITIONS above, the parties agree that the settlement of the rent, the provisions for repayment of charges, duties and taxes, additional charges and the associated value-added tax (VAT) will be effected in advance on a monthly basis, and that the settlement of charges, duties, taxes and others will be deducted at least once per year by direct debit from the Lessee’s account.

In the event that the tenancy commences during the course of the month these amounts shall be payable on the effective date of the Lease in proportion to time for the current month. In the event that the tenancy is termination during the course of the month, the amounts shall be payable on the first day of that month in proportion to time, to be calculated from the first day of the aforementioned month for the remaining period of the tenancy.

Consequently, the monthly rent invoices, provisions for the repayment of charges, duties and taxes, additional fees and the associated value-added tax (VAT) shall be deducted at the beginning of each month, while the interim invoices for the settlement of charges, duties, taxes, etc. shall be deducted with the quarterly deduction of the payment following that of the issuance of the interim invoices.

Under the Lease, the Lessor is already authorised to automatically deduct payments from the Lessee’s account, as well as to effect direct deposit, with the Lessee being exempted of the latter if a guarantee is provided in accordance with the aforementioned Article 17.1 above.

10. WORK PAYABLE BY THE LESSEE

The Lessee is currently reorganising the computer rooms and technical areas of the Licensed Premises.

The Lessee undertakes to provide to the Lessor, no later than fifteen days following the signing of this Lease, the following documents for preliminary approval of the technical services of the Lessor:

•	The drawings for the façades and enclosures and a technical specification of the work to be performed,

•	Any documents it may require to facilitate understanding of the nature of the work and the terms of its execution.

This work shall be performed within the shortest possible time, the provisional completion date being 31 January 2009.

The Lessee undertakes to carry out the work in compliance with Article 7.2 of SECTION 1 – GENERAL CONDITIONS above.

The Lessee shall comply with all of the Lessor’s demands and orders.

Immediately upon the Lessor’s request, the Lessee shall obtain, and provide evidence of, the administrative authorisations required to perform the work.

Upon completion of the work, the Lessee shall summon the Lessor to conduct an on-site inspection in order to establish that the work has been completed. During this inspection, the Lessee shall provide the Lessor with copies of the following documents:

•	The final expert report issued by the technical inspection agency,

•	The files containing specifications of the work,

•	Any documents the Lessor may require in order to ascertain the proper performance of the work, and in particular, if necessary, any proof to remove any reservations.

Drawn up in Paris,

in duplicate, on 23/12/2008

LIST OF ANNEXES

Annex 1:	Map of the premises

Annex 2:	Internal rules, if applicable

Annex 3:	Model of verified bank guarantee (garantie autonome)

Annex 4:	Direct debit mandate + authorisation form

Annex 5:	Assessment of natural risks

Annex 6:	Brief description of the work carried out by the Lessee

Annex 7:	Description of the classified buildings owned by the Lessee